Exhibit 10.1
TABLE OF CONTENTS
IEC (MONTGOMERY), LLC – BPI ENERGY, INC.
COAL SEAM GAS LEASE AGREEMENT

COAL SEAM GAS LEASE AGREEMENT
     THIS COAL SEAM GAS LEASE AGREEMENT (this “Agreement”) is made and entered into as of the 26th day of April 2006, between IEC (MONTGOMERY), LLC, an Illinois limited liability company (“LESSOR”), and BPI Energy, INC., a Nevada corporation (“LESSEE”).
RECITALS
     WHEREAS, LESSEE requests the right to lease in Christian, Fayette, Montgomery and Shelby Counties, Illinois, certain mineral lands owned by LESSOR as described in those certain deeds dated December 3, 2003, and recorded with the Recorder of Deeds in Montgomery County, Illinois as Document No. 200400016707 in Book 973, Page 202 on January 5, 2004, and as with the Recorder of Deeds in Christian County, Illinois as Document 2003R10075 on December 19, 2003, and with the Recorder of Deeds in Shelby County, Illinois as Document 03-6017 on December 22, 2003, and as with the Recorder of Deeds in Fayette County, Illinois as Document 036115 in Volume 1483, Page 63 on December 22, 2003, and also described in Exhibit “A”, attached hereto and made a part hereof, (hereinafter referred to as the “Leased Premises”), for the exploration and development of gas (as defined herein below) located therein, and LESSOR is willing to enter into an agreement to provide for the same upon the terms and conditions set forth herein.
AGREEMENT
     NOW THEREFORE, in consideration of the premises herein and intending to be legally bound, LESSOR and LESSEE agree as follows:
1.	PROPERTY TO BE LEASED AND RESERVATIONS
1.1	In consideration of using its best effort to commercially produce all economically recoverable Gas (as defined in Paragraph 1.3) and paying LESSOR the royalties and other consideration for the same as set forth in this Agreement, and in consideration of the covenants contained in this Agreement to be performed by LESSEE, and for other good and valuable consideration, LESSOR hereby GRANTS, LEASES, and LETS unto LESSEE all of LESSOR’S title and interest, but only to the extent in fact actually legally owned or held by LESSOR, in and to the Gas underlying the Leased Premises, for the limited purpose of investigating, exploring by geophysical and other methods, prospecting, drilling for, developing, producing, treating, storing, and transporting, selling and using Gas.

1.2	LESSEE acknowledges that LESSOR does not own the surface of the Leased Premises.

1.3	The term “Gas” shall mean coal seam gas, including without limitation coalbed methane gas, Gob Gas (other than VMM (as defined in Paragraph 1.5)) or other naturally occurring gases contained in or associated with any coal seam and all communicating zones, and all associated natural gas and other hydrocarbon gas originating or produced from or between coal seam to coal seam. The term “Gob Gas” shall mean gas that is liberated and accumulated within the fractured and collapsed zones resulting from the Second Mining of coal seams. The term “Second Mining of coal seams” includes all forms of underground mining, including technologies not yet developed which may come to be known in the future, which result in the collapsing and fracturing of strata overlying the coal beds and includes without limitation full or partial pillar, shortwall, and longwall mining.

1.4	All coal, limestone, iron ore, VMM and all other minerals and nonmineral substances, other than the Gas produced hereunder from said coal seams and all zones in communication therewith, are excluded from this Agreement, along with the right to extract, mine, remove, use and dispose of same for all purposes.

1.5	The term “VMM” shall mean Gas that is vented or flared from coal, whether by drilling or otherwise, in connection with or related to the mining of coal which the party mining such coal determines is necessary or appropriate to vent or flare including without limitation venting which is carried out to ensure mine safety.

1.6	LESSOR reserves the right of ingress and egress at all times for itself, its contractors, agents, and licensees on, over and under the Leased Premises.

1.7	Except for those rights granted to LESSEE herein, LESSOR to the extent of its interests, expressly reserves all rights with respect to the surface and subsurface of the Leased Premises for any and all purposes, including without limitation the right to explore for, drill, mine (by any method), produce, treat, store and transport any and all minerals, coal and non-mineral substances (other than Gas), and to conduct geological and other exploration surveys, whether or not said activities involve the disturbance or destruction of the coal seams from which the right to produce Gas is provided herein. However, LESSOR agrees to use commercially reasonable efforts to not unreasonably interfere with LESSEE’S Operations, as defined in Paragraph 2.1, on the Leased Premises.

1.8	LESSOR and LESSEE recognize the importance of environmental protection and the necessity of proper ecological balance, and to further these objectives, LESSEE agrees to conduct all Operations hereunder with caution and in material compliance in every respect with all applicable laws of the State of Illinois and the United States of America now existing or hereafter enacted, and all rules and regulations promulgated pursuant to such laws, now existing or hereafter enacted (including without limitation all obligations for reclamation of surface areas LESSEE disturbs in its activities and operations hereunder), and to preserve conditions as nearly as practicable as they presently exist by altering the topography and interfering with or impeding watercourses as little as possible.

2.	PRIMARY TERM
2.1	Unless sooner terminated or extended under other provisions of this Agreement, this Agreement shall be for a primary term of twenty (20) years from the date of this Agreement (“Primary Term”), and so long thereafter as Gas is produced in Paying Quantities (as defined hereafter) from the Leased Premises or on lands pooled or unitized therewith, as defined hereunder in Paragraph 4, or so long as Operations are being conducted on any Production Unit (as defined in Paragraph 2.3). Whenever used in this Agreement, the term “Paying Quantities” shall mean production in commercially reasonable quantities sufficient to yield a return in excess of operating costs, even though drilling and equipment costs may never be recovered, and the undertaking considered as a whole may ultimately result in loss, and the term “Operations” shall be defined as work conducted in furtherance of the following: LESSEE is conducting itself as an operator in a prudent, reasonable manner and in material compliance with all applicable laws and regulations, using modern equipment and methods that are in accordance with commercially reasonable practices and technology all related to drilling, testing, completing, de-watering, reworking, workover, recompleting, deepening, plugging back, sidetracking, or repairing wells in order to obtain the production of Gas in Paying Quantities and shall include testing and dewatering activities of LESSEE conducted on a well or wells drilled and completed upon the Leased Premises or lands pooled or unitized therewith to produce sufficient formation water to permit LESSEE a reasonable period of time to ascertain the volumes of Gas which may be produced from said wells, whether or not such Gas is producing in Paying Quantities prior thereto.

2.2	In the event of termination or forfeiture of this Agreement, in whole or part, for any reason, LESSEE shall immediately execute and record a proper instrument releasing from the terms hereof all of those portions of the Leased Premises as to which this Agreement terminated or was forfeited and shall deliver a copy of the instrument to LESSOR.

2.3	If at the expiration of twenty (20) years from the date of this Agreement, all acreage under this Agreement has not been developed into a Production Unit on which is located either a well capable of producing Gas in Paying Quantities or a well on which Operations are being conducted and which results in production in Paying Quantities, this Agreement shall automatically terminate as to any of the Leased Premises which is not included in a Production Unit, except that LESSEE shall retain, in addition to all such Production Units, all pipelines, facilities, easements, and rights of ingress and egress to operate the Production Units on the Leased Premises and in the immediate vicinity thereof. For purposes of this Agreement, a “Production Unit” is (a) an area of no more than 160 acres for a typical vertical hydraulically fractured well (based on current technology and fracturing practices at the time of the signing of this Lease) (“Current Vertical Well”), plus 10% tolerance, or an area of no more than 320 acres for a vertical, unconventionally stimulated or drilled, well, plus 10% tolerance, 1,920 acres for any horizontal well (currently, as of the time of the signing of this Lease, planned to include one vertical well and four lateral wells) (“Planned Horizontal”), plus 10% tolerance, the shape and location of said units being designated by LESSEE upon which a Gas well has been drilled and completed or on which Operations are being conducted, or (b) a pooled unit created pursuant to Paragraph 4.1. LESSEE shall promptly notify LESSOR as soon as practical after the designation of each Production Unit. Notwithstanding anything herein to the contrary, if after discovery, and production of Gas from a Production Unit, and following the Primary Term, such production should cease for any cause or reason, this Agreement as to the portion of the Leased Premises included within any such Production Unit shall not terminate if LESSEE commences Operations thereon for drilling or reworking within ninety (90) days after such cessation and prosecutes such Operations with no cessation thereafter for more than ninety (90) consecutive days; and if such drilling or reworking operation results in the restoration of production of Gas from such Production Unit in Paying Quantities, so long thereafter as Gas is produced from or attributable to such Production Unit.
3.	ROYALTIES — PAYMENTS AND REPORTS
3.1	On Gas produced from the Leased Premises and sold by LESSEE, beginning upon execution of this Agreement and extending to 12:00 A.M. on April 30, 2011, the production royalty to be paid by LESSEE shall be One Sixteenth (6.25%) of the Gross Sales Price (as hereinafter defined) of such Gas (“Royalty Percentage”).

Beginning on May 1, 2011 and so long thereafter as this Agreement is in full force and effect, on Gas produced from the Leased Premises and sold by LESSEE, the production royalty to be paid by LESSEE shall be a percentage of the Gross Sales Price as follows:

GROSS SALES PRICE
PER MM BTU	PRODUCTION ROYALTY
≤ $7.00	6.25%
> $7.00 but ≤ $9.00	9.00%
> $9.00	12.50%
LESSOR shall have the right, at any time and from time to time, upon not less than thirty (30) days written notice to LESSEE, to take in kind such LESSOR’S Royalty Percentage of Gas produced from the Leased Premises. LESSOR may elect to take LESSOR’S Percentage Royalty of Gas in kind (“In-Kind Royalty”) at the well, or at the point of delivery where LESSEE delivers LESSEE’S Gas to any third party. LESSOR shall reimburse LESSEE for all reasonable costs incurred by LESSEE in installing, operating or maintaining additional facilities necessary for LESSOR’S In-Kind Royalty to be separately metered, accounted for, and delivered to a third party. Should LESSOR elect to take an In-Kind Royalty in kind as provided for above, LESSOR’S royalty shall bear its proportionate part of any transportation, treating, conditioning or compression charges incurred off-lease or after the point nearest to the well that such Gas is ready for sale or use either at the tailgate of a processing, treating or conditioning plant or other delivery point.
The term “Gross Sales Price” as used herein shall mean the actual sales price at which Gas is sold to a Bona Fide Purchaser (as defined in Paragraph 3.4), plus, to the extent applicable, any BTU bonus or minus BTU penalty; provided, however, that there shall be no deduction from said Gross Sales Price for any on-site handling, collecting, dehydrating and compression charges, brokerage fees, sales commissions, credit losses, sales tax, income tax, severance tax, license tax, privilege tax, occupational tax, advertising, and any other charges whatsoever or taxes paid by LESSEE for the privilege of conducting business in Illinois. In the case of Gas produced hereunder and sold at some point other than the Delivery Point, the Gross Sales Price may be reduced by deducting from the final and actual price at which such Gas is sold all transportation and handling charges beyond the Delivery Point as long as LESSEE can verify such deductions from the sales price to the satisfaction of LESSOR. The term “Delivery Point” as used herein shall mean the point at which Gas produced hereunder is delivered by LESSEE, whether from the wellhead, compressing station, or point of entry into a Federal Energy Regulatory Commission (FERC) regulated transmission line or carrier.
Notwithstanding anything to the contrary in this Agreement, the royalty due by LESSEE under this Agreement shall not be less than the amount required to be paid by LESSOR or its successors and assigns as an overriding royalty on the production of Gas that was reserved by the transferors of the Leased Premises in connection with the sale of the Leased Premises to LESSOR.
3.2	On Gas produced from the Leased Premises and used off the Leased Premises or in the manufacture of gasoline or other products therefrom, the royalty to be paid by LESSEE to LESSOR shall be as stated in Paragraph 3.1, except that said Royalty Percentage shall be twelve and one-half percent (12.5%) of the market value of such Gas at the Delivery Point. LESSEE shall have the free reasonable use of gas and water produced from the Leased Premises for operations serving the Leased Premises, prior to the Delivery Point.

3.3	The term “market value” as used in this Agreement shall mean the price paid by a purchaser under a written purchase contract, arrived at through good faith, arm’s length negotiations, pursuant to which Gas produced hereunder is being sold by LESSEE to a Bona Fide Purchaser. The price for all gas sold hereunder shall be paid on a dry MMBtu basis.

3.4	The term “Bona Fide Purchaser” as used herein shall mean a purchaser who pays consideration in good faith without intending to take unfair advantage of LESSEE or LESSOR, and in no instance shall a Bona Fide Purchaser include a person, persons, party, parties, company or corporation affiliated with LESSEE unless approved in writing by LESSOR, which approval shall not be unreasonably withheld. It is the parties’ intent that all sales of Gas produced by LESSEE under this Agreement shall be at the price of the Gas sold on the open market in an arm’s length transaction to a non-related and unaffiliated entity. As used in this Agreement, the term “affiliate” means any entity that directly or indirectly controls or is controlled by or is under common control with LESSEE, the directors, officers or principal shareholders of LESSEE, or such persons’ spouses, parents or children. For purposes hereof, “control” is presumed to exist if (a) any director, officer or principal shareholder of LESSEE is an officer of, partner in, or trustee of, or serves in a similar capacity with respect to, a specified entity; or (b) LESSEE, or any officer, director or principal shareholder of LESSEE, directly or indirectly, is the beneficial owner of more than 5% of any class of voting security of or interest in a specified entity; or (c) LESSEE, or any officer, director or principal shareholder of LESSEE is otherwise connected, allied, affiliated or associated with or to a specified entity.

3.5	LESSEE may vent Gas during repairs to wells, prior to connection of any wells to gathering and/or transmission lines, and during market interruptions, as long as the same is in compliance with all rules and regulations of the Division of Oil and Gas of the Office of Mines and Minerals of the Department of Natural Resources of the State of Illinois (the “State of Illinois Division of Oil and Gas”). No royalty shall be due on vented gas.

3.6	Royalties for Gas produced hereunder shall be as provided for in Paragraph 3.1 and shall be payable on or before the last day of the second month following the month of such production, sale or use. All reports and determinations called for below are to be forwarded to LESSOR at the time royalty payments are due as provided for in this Paragraph 3.6. In conjunction with royalty payments, LESSEE shall provide to LESSOR a production report which shall include:
1)	the quantity of Gas produced for each individual well and the cumulative total production on a monthly basis; and

2)	the quantity of Gas sold; and

3)	the quantity of Gas used as permitted under this Agreement; and

4)	the Gross Sales Price at the point at which Gas produced hereunder is delivered by LESSEE to a Bona Fide Purchaser, and/or the market value of the Gas delivered at the Delivery Point, as the case may be.

3.7	Royalty payments and reports by LESSEE shall be completed and delivered to LESSOR at the following address:
IEC (Montgomery), LLC
1000 Urban Center Drive, Suite 360
Birmingham, Alabama 35242
Attention: Bruce Webster
3.8	LESSOR expressly reserves all rights with respect to the subsurface of the Leased Premises for any and all purposes, including without limitation the following: ingress and egress; mining coal, regardless of whether said coal has been developed for the production of Gas; venting or flaring VMM (as defined in Paragraph 1.5) in connection with or related to the mining of coal; conducting geological and other surveys; selling, leasing, or otherwise transferring interest in the Leased Premises; and exploring for, drilling, mining, producing, treating, storing and transporting any and all minerals, coal, oil and natural gas and surface materials other than those leased hereunder, regardless of whether said activities involve the disturbance or destruction of coal seams.

LESSOR shall within ninety (90) days of the execution of this Agreement designate to LESSEE the area or areas of the Leased Premises that LESSOR plans to mine (“Mine Plan Block”) and the order of priority in which they will be mined. Each Mine Plan Block will be placed in an order of mining priority as follows: (1) within eight (8) years and (2) greater than eight (8) years. Each Mine Plan Block can range in size up to twenty thousand (20,000) acres.

The Leased Premises under this Agreement may be combined with the leased premises from other agreements between LESSEE and LESSOR to form a Mine Plan Block. In such case, the terms and conditions under each agreement shall apply only to the specific acreage covered under that agreement including but not limited to any mine through provisions and reimbursements.

LESSEE and LESSOR shall meet at least once a year to review mining plans for the Leased Premises and at LESSEE’S and LESSOR’S mutual agreement describe and adjust the order of mining priority of Mine Plan Blocks.

If LESSEE drills a Gas well within a Mine Plan Block that will be mined with an order of mining priority within eight (8) years and LESSOR or its lessees or contractors mine through said well (“Mined Through Well”), then LESSOR or its lessees or contractors shall not be obligated to reimburse LESSEE for any cost or loss of profits or loss of reserve associated with said Mined Through Well.

If LESSOR or its lessees or contractors mines through one of LESSEE’S wells in a Mine Plan Block with an order of mining priority greater than eight (8) years, then LESSOR or its lessees or contractors shall be obligated to reimburse LESSEE for said well (“Reimbursed Well”) as follows:

(a)	If a Reimbursed Well has been in production for eight (8) years or greater at the time of notice as provided for below, the Reimbursed Well will be plugged at LESSEE’S expense and LESSOR shall not be obligated to compensate LESSEE for the loss of the Reimbursed Well.

(b)	If the Reimbursed Well has not been in production for eight (8) years but has produced sufficient gross income to cover: (i) the cost of drilling, completing and equipping the Reimbursed Well; (ii) the operating costs incurred by LESSEE during the life of the Reimbursed Well; (iii) an amount equal to 10% per year upon the total cost of drilling, completing and equipping the Reimbursed Well; and (iv) the cost of plugging, then LESSOR will not be obligated to compensate LESSEE for the loss of the Reimbursed Well.

(c)	If the Reimbursed Well to be plugged does not meet the requirements of subparagraphs (a) or (b) above, then LESSEE will pay to LESSOR the value of the Gas reserves remaining in the first eight (8) years of production in the coal seam or seams to be plugged plus the cost of plugging the Reimbursed Well. The value of lost economically recoverable reserves reduced to present value shall be determined by a qualified petroleum engineer acceptable to all parties. The fees and expenses of the engineer hired for this purpose shall be paid equally by LESSOR and LESSEE. Any compensation due to LESSEE from LESSOR shall be deducted out of future royalties due LESSOR.

(d)	In determining value, the engineer will take into account only LESSEE’S share of reserves to be recovered from the coal seam or seams then being produced in said Reimbursed Well by LESSEE at the receipt of the notice to plug minus any production subsequent to receipt of notice. The value shall be based on an average of LESSEE’S gas sales contract prices for the six (6) month period prior to plugging of the Reimbursed Well to be mined through on the Leased Premises.

(e)	If LESSEE should produce and sell Gob Gas from the Leased Premises in the vicinity of a Mined Through Well, then LESSOR shall be credited under subparagraph (b), (c) and (d) above for any net profit of LESSEE from said produced and sold Gob Gas. If LESSOR has reimbursed LESSEE for said Mined Through Well prior to LESSEE producing said Gob Gas, then LESSEE shall refund to LESSOR all amounts paid by LESSOR for said Mined Through Well.
Should LESSEE reenter a Mined Through Well that LESSEE has been reimbursed for and begin producing Gas after mining takes place, LESSOR shall only be obligated to reimburse LESSEE for plugging cost and its actual cost to reenter the Mined Through Well plus One Hundred and No/100 Dollars ($100.00) per month (“Rental”) that said well was out of production as a result of mining. LESSOR shall give written notice to LESSEE when a Mined Through Well is available to reenter for Gas production. For purposes of calculating the number of months that a Mined Through Well has been out of production, said period shall begin when the well was plugged and end when the aforementioned notice is given. If LESSOR has reimbursed LESSEE for said Mined Through Well prior to LESSEE reentering said well, then LESSEE shall refund to LESSOR all amounts paid by LESSOR for said well less the plugging cost and its actual cost to reenter the well plus the sum of the Rental paid.
Actual well costs for reimbursement purposes under this Agreement shall not exceed the average cost (calculated based on Lessee’s actual costs over the preceding six (6) month period prior to the date such Reimbursed Well was mined through) to drill and complete a comparable well in the same or similar area; provided, however, that for the first six (6) months of the Primary Term, the average costs for a Current Vertical Well and a Planned Horizontal Well (as described in Section 2.3) shall not exceed $200,000 and $2,000,000 respectively.
LESSOR will provide written notification to LESSEE at least six (6) months prior to commencement of coal removal that will cause or require mining through any Gas wells drilled by LESSEE on the Leased Premises.
LESSEE agrees to plug the well or wells to be mined through at least sixty (60) days in advance of active mining of coal but, in all events, before such mining approaches within three hundred (300) feet of the well bore.
3.9	Nothing herein shall prevent LESSOR from venting or flaring VMM out of a coal mine or taking other reasonable safety precautions, and LESSOR shall not have any liability or obligation to pay royalty or otherwise compensate LESSEE or any other person in any fashion for VMM so liberated in ventilation of coal mining operations. LESSEE shall have no obligation to recover such coal seam gas that will be vented or flared by any coal mining, and LESSEE shall have no liability or obligation to LESSOR for royalties on such VMM, nor shall any royalties be due on any VMM which may be vented or flared by third parties or on such Gas as may be vented or flared during repairs to wells, prior to connection of any wells to gathering and/or transmission lines or as may be necessitated by any underground coal mining activities carried on by LESSOR.

Every six (6) months commencing on the date that is six (6) months after the date of this Agreement, LESSEE shall provide to LESSOR a map or maps of not less than 1”=2,000’ scale that describes the location of all existing and proposed Gas wells and facilities on the Leased Premises. Likewise, should LESSOR subject the Leased Premises to coal mining operations, LESSOR shall on the same schedule furnish or caused to be furnished such a map showing the projected coal mining and other surface use activities that might adversely affect the operations of LESSEE on the Leased Premises projected by LESSOR.

3.10	Measurement of Methane
(a)	The volume of all Gas for which payment is to be made hereunder shall be measured, before being mixed with gas or coalbed methane from other lands not pooled or unitized with the Leased Premises, by standard meters of approved type adapted to the volume of Gas to be measured. Such meters shall be located at convenient points to be selected by LESSEE and shall be furnished, connected, operated, maintained and read by LESSEE at its own expense.

For the purpose of this Agreement, a cubic foot of Gas shall consist of the quantity or volume of Gas which shall occupy one (1) dimensional cubic foot at an average absolute atmospheric pressure of 14.73 pounds per square inch (commonly called pressure base) and at a temperature of 60 degrees Fahrenheit (commonly called temperature base). When the Gas is measured through an orifice meter or other acceptable methods of measuring Gas, the method of computation shall conform with the recommendations contained in American National Standard Institute (“ANSI”) / American Petroleum Institute (“API”) 14.3.1 & 2, American Gas Association (“AGA”) Report No. 3, Orifice Metering of Natural Gas and Other Related Hydrocarbon Fluids, latest edition. The specific gravity of the Gas shall be determined when marketing of Gas is begun, and as often thereafter as conditions may warrant.

LESSEE shall: (i) have sole charge of said meters; (ii) read said meters as often as necessary to obtain accurate measurements; (iii) test all of said meters in the field in accordance with applicable industry standards or rules and regulations of any applicable laws and regulations; (iv) upon request furnish LESSOR current available meter charts showing results of tests; and (v) repair said meters when necessary or when tests show inaccuracy.

(b)	LESSOR shall have access to said meters at all reasonable times in company with a representative of LESSEE, and LESSOR shall have the right to inspect the equipment and records of LESSEE for the purpose, to the extent and in the manner provided in Paragraph 14. If LESSOR challenges the accuracy of any meter, LESSEE shall upon written request of LESSOR have the meter tested and adjusted or repaired, and LESSOR shall have the right to have its representative present during such tests, adjustments or repairs. If the test shows a meter to be three percent (3%) or more inaccurate, then prior measurements shall be corrected at the rate of such inaccuracy for any period which is definitely known and agreed upon, but, if the period of inaccuracy is not definitely known and agreed upon, then prior measurements for a period extending back one-half (1/2) of the time elapsed since the last previous test or calibration. During such time as a meter is out of repair, the Gas may be delivered through a bypass and the quantity estimated by use of the readings of the repaired meter when replaced. If the test shows inaccuracy of less than three percent (3%), the cost of removing, testing, adjusting and returning the meter to service shall be borne by the LESSOR, but if the test shows inaccuracy of three percent (3%) or more, then such costs shall be borne by LESSEE. In any case, the cost of repairing and replacing any meter shall be borne by LESSEE.

(c)	Upon request of LESSOR at any time, LESSEE shall, at the expense of the LESSEE, install separate meters for the purpose of measuring the Gas from any individual producing well or wells on the Leased Premises.
4.	POOLING
4.1	LESSEE, at its option, is hereby given the right to pool or combine the Leased Premises, or any portion thereof, as to Gas, with other lands, lease or leases in the immediate vicinity thereof, when, in LESSEE’S judgment, it is necessary or advisable to do so in order to properly develop and operate the Leased Premises. Pooling shall be limited to a unit that conforms to any lawful spacing rules which may be prescribed or permitted for the field or unit in which the Leased Premises are situated by any governmental authorities having jurisdiction thereof. LESSEE shall execute an instrument identifying and describing the pooled acreage and shall submit it to LESSOR prior to filing with the appropriate governmental authority. The entire acreage so pooled into a tract or unit shall be treated for all purposes, except the payment of royalties on production from the pooled unit, as if it were included in this Agreement. LESSOR shall receive on production from a unit so pooled only such portion of the production royalty stipulated herein as the amount of LESSOR’S acreage placed in the unit, or LESSOR’S royalty interest therein on an acreage basis, bears to the total acreage so pooled in the particular unit involved.

4.2	Prior to filing a petition with the State of Illinois Division of Oil and Gas seeking unitization of any acreage covered by this Agreement or seeking any changes with respect to Drilling Units including the formation and operation thereof, LESSEE shall submit to LESSOR a copy of its proposed unitization plan or proposed changes, together with copies of any exhibits, including technical data, that are to be submitted to the State of Illinois Division of Oil and Gas in support thereof.

4.3	Notwithstanding LESSEE’S right, at its option, to pool or combine the Leased Premises as granted herein, LESSOR reserves the right to appear before the State of Illinois Division of Oil and Gas regarding any petition or application made by LESSEE regarding LESSEE’S operations that are not specifically authorized herein and oppose any relief that LESSEE may be seeking.

5.	SHUT-IN OF PRODUCTION
5.1	If, at any time or times under any term of this Agreement, there is any well within a Production Unit that is capable of producing Gas in Paying Quantities and any such well is shut-in, this Agreement shall, nevertheless, continue in force as though Operations were being conducted on such Production Unit for so long as any said wells are shut-in, and thereafter, this Agreement may be continued in force as if no shut-in had occurred. If, any such wells are shut-in for a period of one hundred twenty (120) consecutive days, and during such time there are no Operations on the Leased Premises, then at or before the expiration of any one hundred twenty (120) day period, LESSEE shall pay, as an advance, annual royalty, an amount equal to $100 for each such well. LESSEE shall make like payments on or before the end of each anniversary of the expiration of any ninety (90) day period if upon such anniversary this Agreement is being continued in force solely by reason of this provision. However, in no event shall shut-in well payments maintain this Agreement in force for a period exceeding five (5) consecutive years. LESSEE shall be entitled to recover any shut-in royalty payments from future sales of Gas. Should such shut-in royalty payments not be made in a timely manner as provided in this paragraph and for an additional period of thirty (30) days following LESSEE’S receipt of written notice from LESSOR of the failure to make any such timely payment, it will be considered for all purposes that there is no production or no excuse for delayed production of Gas from any such well or wells, and unless there is then in effect other preservation provisions of this Agreement, this Agreement shall terminate as to the acreage within the Production Unit for such well at midnight on the last day providing for the payment of such shut-in royalties, and LESSEE shall thereupon furnish to LESSOR a written release of all its interest in and to the Leased Premises within such Production Unit.
6.	DRAINAGE
6.1	It is understood and agreed that LESSEE shall conduct its exploration, drilling, production and marketing in a reasonable and prudent manner not only with a view to reasonable development and recovery of the Gas and avoidance of “waste”, as that term is defined in the laws applicable to Gas in the State of Illinois, but with a view to the conservation of potential production and reserves by the protection from drainage by adjacent owners, the intrusion of water into an oil or natural gas stratum, the escape of oil or natural gas out of one stratum into another, or the pollution of fresh water by oil, natural gas or salt water. The obligations of LESSEE pursuant to this Paragraph 6.1 are expressly subject to the following special provision.

In the event that a well or wells produce Gas in Paying Quantities on land adjacent to the Leased Premises, and such is draining Gas from the Leased Premises, LESSEE shall immediately take such action as a prudent operator would take to protect the Leased Premises from uncompensated drainage.
7.	OBLIGATIONS RELATED TO DRILLING
7.1	If at any time during the Primary Term of this Agreement or any continuance thereof, LESSEE shall elect to farm-out (as defined below) the drilling of any well on the Leased Premises or any parcel unitized therewith, then LESSEE shall obtain LESSOR’S consent thereto, which LESSOR shall not unreasonably withhold, by sending advance written notice, at least thirty (30) days prior to any such farm-out. If LESSEE does not receive a written response within thirty (30) days of such request, it shall be deemed a consent to the farm-out. The term “farm-out” as used in this Agreement, and distinguished from assignment, mortgage, conveyance, sublease or setting over of LESSOR’S estate interest or rights herein, shall mean that LESSEE may grant certain of its rights under this Agreement to a third party for the purpose of drilling a well or a limited number of wells upon a specific area of the Leased Premises within a defined time period, the production from which wells such third party is obligated to offer for purchase by LESSEE on the basis of a right of first refusal.

This provision is not intended to prevent LESSEE from assigning working interests or other interests in wells to be drilled to participants in those wells. This provision shall not limit or modify LESSEE’S obligations or liability to LESSOR, and LESSEE shall be fully responsible and liable for the performance of this Agreement in the event of a farm-out, and LESSEE shall be in all respects responsible for the activities and operations of any such third party.

LESSEE agrees to not stimulate, fracture or inject fluids under high pressure into any coal seam greater than four (4) feet in thickness or the overlying and underlying rock or strata in the Leased Premises without the prior written consent of LESSOR, which consent may be granted or withheld in LESSOR’S sole discretion.
8.	DEFAULT
8.1	In the event of default by LESSEE in the payment of any sum of money or the submission of any report under Paragraph 3.6, LESSOR shall have, without notice or demand to LESSEE, a lien on all machinery, equipment, structures, and other property of LESSEE of every kind wherever located on the Leased Premises at the time of the event of default and thereafter. Upon default continuing for thirty (30) days for any payment due or any reports to be submitted to LESSOR, such lien may be enforced as provided by the laws of the State of Illinois, including without limitation the Illinois Uniform Commercial Code.

In the event of LESSEE’S failure to pay any royalty or any other sum due to LESSOR under this Agreement when due, LESSOR shall provide LESSEE with written notice of said default (the “Default

Notice”). Upon the further failure of LESSEE to pay such royalty or other sum due LESSOR under this Agreement within thirty (30) days after delivery of the Default Notice by LESSOR, LESSOR shall have the right without further notice to LESSEE to:
1)	Exercise any of the remedies set forth herein or allowed under the laws of the State of Illinois to collect from LESSEE any sum of money due LESSOR hereunder; and/or

2)	Receive payment from LESSEE, as liquidated damages, twice the amount due, plus interest from the date due, within ten (10) days after delivery of the Default Notice; provided, however, that in the event that any royalty or other sum due LESSOR under this Agreement is the subject of a bona fide dispute, LESSEE shall notify LESSOR of the disputed portion, and shall promptly pay the portion of the royalty or sum not in dispute, and, in which case, LESSOR’S right to receive the above described liquidated damages shall not apply; or

3)	Terminate this Agreement at any time following the date that is ten (10) days after delivery of the Default Notice if LESSEE has failed to pay LESSOR in full.
8.2	Neither LESSOR’S failure to give, nor any delay in giving, a Default Notice as herein provided shall be deemed a waiver by LESSOR of its rights pursuant to any default by LESSEE.

8.3	In the event LESSEE has failed to comply with any obligations under this Agreement, other than those in Paragraph 8.1, whether express or implied, and LESSEE does not remedy such failure within thirty (30) days after delivery of a Default Notice, or, if such failure cannot reasonably be remedied within thirty (30) days, and LESSEE does not commence bona fide efforts to remedy such failure within such thirty (30) day period, and thereafter, continuously and diligently pursue such efforts to a successful conclusion, LESSOR may terminate this Agreement by providing LESSEE with written notice pursuant thereto and/or exercise any of the remedies set forth in this Agreement or allowed under the laws of the State of Illinois.

8.4	Notwithstanding Paragraph 8.1, LESSOR shall have the right, upon written notice, to assess interest on all past due royalties or other payments at the rate of one and one-half percent (1.5%) per month from the date of delinquency until paid. The date of delinquency shall be the last day of the month on which payment was due. Time periods provided to cure defaults do not effect the determination of the date of delinquency or the assessment of interest to be assessed against delinquent payments. An assessment of interest shall in no way be deemed to be a waiver of LESSEE’S obligation to pay all royalties when due or to be a waiver or bar to the subsequent exercise or enforcement by LESSOR of any and all other rights provided under this Agreement or applicable law.

9.	ASSIGNMENT
9.1	LESSEE may not assign its rights provided under this Agreement, in whole or in part, without the prior written consent of LESSOR, which consent shall not be unreasonably withheld, and if LESSEE does obtain LESSOR’S prior consent, then LESSEE shall be discharged from obligations arising under this Agreement subsequent to such an assignment of all of its interest. If LESSEE does not obtain LESSOR’S prior written consent to an assignment of LESSEE’S rights under this Agreement, then LESSEE shall remain liable to LESSOR under the terms and conditions of this Agreement. In determining whether to grant or withhold its consent to any such assignment, LESSOR may consider without limitations, the prospective assignee’s financial condition, business reputation, and other factors relevant to the assignee’s ability and willingness to perform LESSEE’s duties hereunder. Notwithstanding the foregoing statement, LESSEE may not assign its interest to another coal company or an affiliate of another coal company without Lessor’s consent. This Agreement shall inure to and be binding upon the respective successors and assigns of the parties hereto, as well as the parties themselves.

9.2	Except as provided herein, no change or division in ownership of the land, however accomplished, shall operate to enlarge the obligations or diminish the rights of LESSEE, and no change or division in such ownership shall be binding on LESSEE until thirty (30) days after LESSEE shall have been furnished by certified mail at the address provided herein with a certified copy of the recorded instrument or instruments evidencing same.
10.	WARRANTY AND PROPORTIONATE REDUCTION
10.1	The parties acknowledge that the Leased Premises are hereby leased to LESSEE, AS IS, IN THEIR PRESENT CONDITION and subject to the rights of others as hereinabove set forth in this Agreement.

The rights leased pursuant to this Agreement are limited to such only as LESSOR possesses and has the lawful right to lease; and where LESSOR owns the minerals and appurtenant rights only, specific and/or implied by law, the rights herein leased are limited to such as LESSOR owns under the deeds conveying or reserving said minerals and appurtenant rights, specific and/or implied by law; and before drilling LESSEE shall satisfy itself as to the title of LESSOR to the Leased Premises. LESSOR makes no warranty of title, either express or implied, to the estate leased pursuant to this Agreement.

It is specifically understood and agreed that LESSOR shall be under no liability if any claim be made or established or litigation instituted by any third party as to the title or ownership of LESSOR in or to any portion of the Leased Premises. In the event of any such claim or litigation, LESSOR shall have the right, at its option, to defend the same, but LESSOR shall be under no duty to do so. If LESSOR owns an interest in any part or all of the Gas leased hereunder that is less than full interest therein, royalties and all payments due prospectively pursuant to this Agreement with respect to such Gas shall be reduced proportionately, but LESSOR shall have no obligation to refund any royalties or payments received by LESSOR.
11.	PLUGGING AND OTHER COVENANTS
11.1	LESSEE shall comply with all rules and regulations of the State of Illinois Division of Oil and Gas and other applicable laws of the State of Illinois in connection with its operations including without limitation the drilling, completion, operation and plugging of Gas wells.
12.	NOTICES
12.1	All notice requirements hereunder, unless otherwise provided for in this Agreement, shall be given in writing and may be delivered (a) by hand delivery, or (b) by certified or registered United States Mail, postage prepaid, return receipt requested or (c) by Federal Express or another nationally recognized similar overnight delivery agency as follows:

If to LESSOR:	IEC (Montgomery), LLC
1000 Urban Center Drive, Suite 360
Birmingham, Alabama 35242
Attention: Bruce Webster
Fax: 205-945-6592

If to LESSEE:	BPI ENERGY, INC.
30775 Bainbridge Road, Suite 280
Solon, Ohio 44139
Attention: Jim Azlein
Fax: 440-248-4240
or at such other address as either party may designate by providing the other party written notice in the manner defined above. Notices shall be effective (i) if delivered in person or by courier, upon actual receipt, (ii) if mailed or sent by Federal Express or other overnight courier, upon the date of delivery as shown by the receipt therefor.
13.	FORCE MAJEURE
13.1	This Agreement shall not be terminated or subject to cancellation in whole or in part, nor shall LESSEE be held liable in damages for failure of LESSEE to carry out its obligations under this Agreement, if such compliance is prevented by, through no fault of LESSEE, the direct result of an act of God, fire, storm, flood, insurrection, rebellion, acts of a public enemy, riot, rule or order of any governmental authority having jurisdiction over the Leased Premises, failure of transportation beyond the reasonable control of LESSEE, or other causes which are beyond the control of LESSEE. Such occurrences shall be considered to be events of force majeure under this Agreement. LESSEE shall promptly give LESSOR written notice of the event of force majeure, which notice shall set forth the full particulars of the case relied upon. While

LESSEE is prevented from complying with its obligations under this Agreement as the result of such force majeure event, the obligations affected by such force majeure event shall be suspended, but such cause shall, so far as possible, be remedied by due diligence on the part of LESSEE. However, no event of force majeure shall relieve the obligation of LESSEE to pay any and all royalties or payments when due. Notwithstanding any other provision in this Agreement to the contrary, if the force majeure event, or the effect therefrom, continues for a continuous period of more than 180 days, then, upon not less than five (5) days notice, LESSOR may terminate this Agreement.
14.	INFORMATION, INSPECTION AND AUDIT
14.1	LESSEE shall promptly furnish to LESSOR any information reasonably requested by LESSOR with respect to Operations on the Leased Premises. LESSOR shall at all times have full and free right of ingress and egress to and from all parts of the Leased Premises for the purpose of inspecting drilling operations or producing wells or inspecting and gauging tanks, meters and other equipment and storage facilities. LESSEE shall not be liable for injury of LESSOR’S personnel engaged in such activities unless injury is caused by the negligence, recklessness or willful misconduct of LESSEE or its agents, servants or employees.

14.2	LESSEE shall keep adequate books, records, and reports concerning Gas produced and sold under this Agreement. LESSOR shall have the right to audit, at all reasonable times, the pertinent books and records of LESSEE in order to determine the correctness of any report required of LESSEE pursuant to this Agreement. All books and records of LESSEE concerning any facet of this Agreement shall be kept open and available for inspection by LESSOR for eight (8) years, including the eight (8) year period following expiration or termination of this Agreement.

14.3	LESSEE shall maintain and preserve accurate drilling reports and logs of each and every well drilled by it under this Agreement, and LESSOR shall have the right to inspect the same at any and all reasonable times. LESSEE shall provide LESSOR at LESSOR’S written request with copies of driller logs and geophysical logs for the total depth of each drilled well. LESSEE shall furnish LESSOR with such additional reasonable information as to the progress and results of the drilling and as to its other operations under this Agreement as LESSOR shall request. Such logs and drilling reports shall also show the depth of the well, and the volume and original rock pressure of the coalbed methane, if any. LESSEE shall also furnish LESSOR with copies of all electrical and radioactivity logs available for each well, as LESSOR shall request.

15.	INDEMNIFICATION AND INSURANCE
15.1	LESSEE assumes all liability for and agrees to indemnify, defend, and hold harmless LESSOR and its affiliates and their respective officers, directors, employees, agents and assigns from and against any and all damages, claims, loss and expense (including attorneys’ fees) arising out of or in connection with LESSEE’S use of the Leased Premises or the exercise of any right hereunder by LESSEE; and it is expressly understood and agreed that during the Primary Term and any continuance of this Agreement, the terms hereof shall be binding upon LESSEE, its successors and assigns; and upon expiration or termination of this Agreement, they and each of them, jointly and severally, shall remain liable to LESSOR under the provisions of this Paragraph in connection with any claim which arose, or which may be alleged to have arisen during the Primary Term or any continuance of this Agreement.

As further protection to LESSOR, but without in any way limiting the scope of the foregoing assumption of risk and indemnity, LESSEE shall at all times during the Primary Term and any continuance of this Agreement maintain comprehensive general liability and automobile liability insurance and workers’ compensation and employer’s liability insurance with solvent insurance underwriters satisfactory to LESSOR. The limits of liability of said liability insurance shall not be less than $10,000,000 for injury to one person; $10,000,000 for personal injuries in one accident; and $10,000,000 for property damage. LESSOR shall be added as an additional insured as to policies for general liability and automobile liability. Additionally, policies for general liability and automobile liability shall be endorsed to expressly state that they are primary as to any other valid and collectible insurance available to LESSOR, and said insurance shall not be changed or cancelled without at least thirty (30) days prior written notice to LESSOR.
16.	TAXES
16.1	LESSEE shall pay its portion of all taxes levied on the production, use, or sale of Gas produced from the Leased Premises, and all taxes on the receipts therefrom or taxes due by reason of LESSEE’S activities on the Leased Premises of whatever nature or kind, either federal or state, or any subdivision thereof. LESSEE shall pay ad valorem taxes levied upon its interests in the Leased Premises and on all of its improvements, fixtures, and equipment. LESSOR shall pay ad valorem taxes levied upon its interest in the Leased Premises and its share of severance taxes and income taxes.
17.	APPLICABLE LAW
17.1	This Agreement shall be governed and interpreted by Title 9 of the U.S. Code and by the laws of the State of Illinois and shall be subject to all applicable state and federal laws and rules and regulations of public bodies having jurisdiction over this Agreement.

18.	DISPUTE RESOLUTION — ARBITRATION
18.1	In the first instance, any unresolved dispute between or among any of the parties arising under this Agreement shall be attempted to be resolved by the following procedures. Such a dispute resolution procedure shall be initiated by any party giving written notice to the other parties of the matter in dispute. Within twenty (20) days after the delivery of a notice of dispute, the Chief Executive Officer or President of each of the parties, or their designees, shall meet at a mutually acceptable time and place to exchange relevant information and to attempt to resolve the dispute through good faith negotiations. Requests for information shall be reasonable and responses shall be prompt and complete. If the matter is not resolved within thirty (30) days after delivery of the notice to commence, the parties shall be free to pursue arbitration as set forth below to resolve the dispute.

Such matter or matters shall be referred to a board of arbitrators consisting of three (3) disinterested, competent persons, one selected by LESSOR and one by LESSEE, as hereinafter provided, and the two thus selected shall select the third, who shall have the power of an umpire and be known as umpire-arbitrator. The decision and award of such arbitrators, or any two of them, shall be conclusive and binding upon LESSOR and LESSEE and promptly complied with.

The party desiring arbitration shall give written notice to the other party definitively stating the point or points in dispute and naming the person selected as arbitrator; and it shall be the duty of the other party, within fifteen (15) days after receiving such notice, to name an arbitrator, and these two arbitrators shall select the umpire-arbitrator; and in the event the party notified does not name an arbitrator within said period of fifteen (15) days, the party serving such notice may select a second arbitrator and the two thus selected shall select the umpire-arbitrator.

In the event of failure of the two arbitrators, selected as aforesaid, within thirty (30) days from receipt by both of them of notice of their selection, to agree upon the umpire-arbitrator, then they shall jointly notify, in writing, the parties of their failure to agree upon such umpire-arbitrator. The parties shall then, within fifteen (15) days from the date of such notification, jointly select the umpire-arbitrator. In the event the parties are unable to so select the umpire-arbitrator within said fifteen (15) day period, they shall then jointly select the names of three (3) potential umpire-arbitrators. None of these three (3) potential umpire-arbitrators shall represent, or have any affiliation with either party. Once the list of said three (3) potential umpire-arbitrators has been prepared, each party shall then strike the name of one (1) potential umpire-arbitrator from said list. The person remaining on such list after the parties have stricken a name from said list shall be the umpire-arbitrator. Further, in the event the parties fail to select such umpire-arbitrator as aforesaid, either of the parties may apply to the American Arbitration Association (AAA) for the appointment of an umpire-arbitrator pursuant to the rules and procedures of the AAA for the appointment of neutral arbitrators, as revised. The individual then designated will act as such umpire-arbitrator hereunder.

The umpire-arbitrator thus chosen shall give to LESSOR and LESSEE written notice as to the time and place of hearing, which hearing shall be not less than ten (10) nor more than twenty (20) days after his selection, and, at the time and place appointed, he shall proceed with the hearing unless, for some good cause of which the arbitrators shall be the judge, it shall be postponed until some later date within a reasonable time. Both LESSOR and LESSEE shall have full opportunity to be heard, orally and in writing, on any question thus submitted. In arriving at a decision and award, the arbitrators shall be bound by any relevant state and federal law applicable to the substantive issue or issues so submitted for arbitration, and they shall make such decision and award in writing, and deliver a copy to both LESSOR and LESSEE. The arbitration award shall specify by whom the costs of arbitration shall be borne and paid and the amount of such costs, including reasonable compensation for the arbitrators. Any meetings, hearings or arbitration regarding dispute resolution shall be held in Nashville, Tennessee.
19.	ENTIRE AGREEMENT AND AMENDMENT
19.1	This Agreement constitutes the entire agreement between the parties and supersedes any and all other written or oral agreements or understandings between the parties concerning the subject matter hereof. No modification or amendment of the terms and provisions of this Agreement shall be effective unless in writing and signed by authorized persons of the parties.
20.	RECORDING OF LEASE AGREEMENT
20.1	It is specifically understood and agreed that this Agreement shall not be recorded in full unless required by law and that only a short form of this Agreement shall be placed of record. LESSEE shall be responsible for recording the proper instruments and paying all costs associated therewith.
21.	HEADINGS
21.1	The paragraph headings contained herein are inserted for convenience only and shall not control or affect the meaning or construction of any provision in this Agreement.
22.	ADDITIONAL DOCUMENTS
22.1	The parties agree to execute such additional instruments, agreements, or documents including without limitation a Memorandum of Lease, as may be necessary to effectuate the intentions of this Agreement.

23.	MULTIPLE COUNTERPARTS
23.1	This Agreement may be executed in multiple counterparts, each of which shall constitute an original for all purposes, and all of which when taken together shall constitute a single document.
24.	SEVERABILITY
24.1	If any provision of this Agreement or the application thereof to LESSOR or LESSEE shall, for any reason and to any extent, be held to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, but rather be enforced to the greatest extent permitted by law.
25.	GENDER
25.1	As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable, and the singular number shall include the plural and the plural the singular where appropriate to effectuate the intent of the parties.
     IN WITNESS WHEREOF, this Agreement is executed by LESSOR and LESSEE in duplicate originals as of the day and year first above written.

LESSOR:
IEC (MONTGOMERY), LLC,
Its: Manager

By:	/s/ Bruce Webster

Its:	President

LESSEE:
BPI ENERGY, INC.

By:	/s/ James G. Azlein

Its:	President

ACKNOWLEDGMENT

STATE OF ALABAMA	)
)
COUNTY OF JEFFERSON	)
I, the undersigned authority, a Notary Public, in and for said County in said State, hereby certify that Bruce C. Webster, whose name is signed as President of IEC (Montgomery), LLC, to the foregoing conveyance, he, as such officer and with full authority, executed the same voluntarily for and as the act of said limited liability company.
Given under my hand and seal this the 20th day of April, 2006.

/s/ Sandra Everest NOTARY PUBLIC
ACKNOWLEDGMENT

STATE OF OHIO	)
)
COUNTY OF PORTAGE	)
I, the undersigned authority, a Notary Public in and for said State and County, hereby certify that James G. Azlein, whose name as President of BPI Energy, Inc., is signed to the foregoing conveyance, and who is known to me, acknowledged before me on this day that, being informed of the contents of the conveyance, he, with full authority, executed the same voluntarily on the day the same bears date on behalf of said corporation.
Given under my hand and official seal, this the 25th day of April, 2006.

/s/ Joyce M. Werner NOTARY PUBLIC